FINAL TRANSCRIPT

Thomson StreetEvents
HOG — Q3 2007 Harley-Davidson Earnings Conference Call

October 19, 2007

CORPORATE PARTICIPANTS

Mark Van Genderen
Harley-Davidson Inc. – Director of IR

Jim Ziemer
Harley-Davidson Inc. –CEO, President

Tom Bergmann
Harley-Davidson Inc. – CFO

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

PRESENTATION

Operator

Good morning. My name is Jennifer. I will be your conference operator today. At this time, I would like to welcome everyone to the Harley-Davidson Incorporated third quarter 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS) Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Mark Van Genderen, Director of Investor Relations. Sir, you may begin your conference.

Mark Van Genderen
Harley-Davidson Inc. – Director of IR

Thank you and good morning. Welcome to Harley-Davidson’s third quarter 2007 conference call. Over the course of the next hour, we will comment on our third quarter financial performance, Harley-Davidson motorcycle retail sales, and other thoughts about our business. Harley-Davidson’s CEO, Jim Ziemer, will speak to you in a moment, followed by CFO, Tom Bergmann, who will share the financial highlights of the quarter and the outlook for the rest of the year. Tom will be followed by Larry Hund, CFO of Harley-Davidson Financial Services, who will talk about the performance of that business unit. Jim Ziemer will wrap up our prepared comments, sharing his thoughts on our outlook for the future. We will then open up the phone lines for questions.

Before we begin, I would like to remind you that this call is being recorded and a replay will be available after 11:00 a.m. Central Time this morning. Please dial 973-341-3080 and enter pin number 924-6059, followed by the pound sign. The recording will be available through October 26th. It is also being webcast live on www.harley-davidson.com. The webcast will be available for replay throughout the next several weeks before being archived on the Investor Relations section of the Harley-Davidson website.

Our comments today will include forward-looking statements that are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters we have noted in our latest earnings release and filings with the SEC. Harley-Davidson disclaims any obligation to update information in this call.

Now I’d like to turn the call over to the CEO and President of Harley-Davidson Inc., Jim Ziemer.

Jim Ziemer
Harley-Davidson Inc. –CEO, President

Good morning and welcome to our third quarter conference call. A lot has happened since our second quarter conference call, so let’s all get on the same page about what has transpired. At the beginning of this year, I made a commitment to our dealers that the Company would maintain motorcycle shipments below what we anticipated they would retail this year. I made the commitment because I believed then and I continue to believe that protecting our brand is one of management’s greatest responsibilities. The key way to do that is to manage supply in line with demand. Fast-forward to our July conference call. At that time, based on our U.S. dealers’ disappointing retail sales in the first half of the year, we said we would monitor and reassess production plans moving forward. We did that. And on our September 7th press release, explained that we reduced our shipment guidance for the remainder of the year as a result of what we were seeing at retail in the U.S. By now, you have seen our third quarter results, and they reflect this reduction. Given current economic conditions, I’m sure we’ve made the correct decision, although it’s been very difficult for our stakeholders. It was a necessary course correction which will make us stronger in a tough business climate.

I’ll be back with you shortly with some additional insights into our business. But for now, I will turn the call over to Tom Bergmann.

Tom Bergmann
Harley-Davidson Inc. – CFO

Thanks, Jim. Good morning. Let’s start with a brief overview of the third quarter. Revenue for the quarter was $1.54 billion, down 5.8% compared to the year-ago quarter. Net income was $265 million, a decrease of 15.3%. Diluted earnings per share were $1.07 or down 10.8%. The Company bought back a significant number of shares during the third quarter. Specifically, we repurchased 9.7 million shares of our common stock at a cost of $509 million during the quarter. In addition, during the third quarter, we increased the quarterly dividend rate for the second time this year, from $0.25 per share to $0.30 per share.

Now turning to the third quarter of 2007, results for the motorcycles and related product segment compared to the third quarter of 2006. Wholesale Harley-Davidson motorcycle shipments were 86,535 units, a decrease of 10.8%. Domestic shipments of 65,756 units for the quarter were down 18.2% from the third quarter of 2006. This shipment volume represented 76% of the total volume shipped to dealers, down from 82.8% from a year ago. International shipments of 20,779 units were up 24.8% compared to the same quarter last year.

This international shipment mix represented 24% of our total third quarter shipment volume compared to 17.2% in the third quarter 2006. For the first nine months of the year, domestic shipments represented 73.2% of the total shipments, down from 77.5% compared to the same period last year. International shipments for the first nine months of the year represented 26.8% of the mix, up from 22.5% in the first nine months of 2006. As we’ve previously stated, we expect that on an annual basis, our international shipment growth rate will continue to increase at a faster rate than our domestic shipment growth rate to support our international dealers’ anticipated strong retail growth.

So for the first nine months of 2007, we shipped 249,413 Harley-Davidson motorcycles, a decrease of 2.7% compared to the first nine months of 2006. For the full year of 2007, we expect to ship between 328,000 and 332,000 units, a decrease of between 4.9% and 6.1% compared to the full year of 2006.

Okay. Looking at shipment mix in the third quarter. Touring volume was 32.9% for the third quarter of 2007, compared to 37.1% in the third quarter of 2006. Third quarter 2007 custom shipment volume, representing our Softail, Dyna, and VRSC motorcycles was 45.6% compared to 45.4% for the third quarter 2006. And Sportster motorcycle mix was 21.5% of the total mix for the quarter compared to 17.4% during the third quarter of last year. As you know, over the long term, product mix is ultimately driven by consumer demand. However, changes in mix can vary significantly from quarter to quarter, and one factor that can impact mix is start-up production for new models. For example, in the third quarter we were limited in the number of touring motorcycles we could ship due to a slower than anticipated production ramp-up.

Now turning to the financials for the motorcycles and related product segment. Revenue from Harley-Davidson Motorcycles was $1.18 billion, or down 8.6% compared to last year’s third quarter. Average revenue per unit increased by $339, or 2.5% from the year-ago period. Although the touring mix was down during the quarter, the impact on average revenue per unit was offset by model year pricing, including our 2008 anniversary models, and favorable currency impact.

Parts and Accessories and General Merchandise both delivered positive results in the third quarter. Parts and Accessories revenue was $251.5 million for the quarter, which is up 1.2% over the year-ago quarter. General Merchandise had another outstanding quarter, with revenue of $83.2 million, an increase of 16.7% or $11.9 million. Our General Merchandise group continues to do an excellent job of enhancing the Harley-Davidson experience for current riders and enthusiasts by delivering authentic, custom design and high-quality functional riding gear, apparel and accessories.

Let’s take a look at margins. Gross margin in the quarter was 38.4%, a decrease from 39.9% in the third quarter of 2006. During the quarter, gross margin was negatively impacted by fixed costs being spread over lower volume, manufacturing inefficiencies associated with the new model launch, and higher raw material costs. This was partially offset by increased pricing and favorable currency.

As you know, any new model year start-up can have hiccups, and we’ve encountered some of those. As I’ve previously mentioned, we’ve had some issues with our 2008 touring motorcycle production start-up. In addition, we have decided to invest more time in the production startup for the new 2008 Rocker motorcycle line and are now planning to begin shipments to dealers in January. But we believe the additional time we are putting into start-up will pay off in terms of ultimate customer satisfaction.

Operating margin decreased 26.5% in the third quarter of 2006 to 23.2% in the third quarter 2007. This was a result of lower gross margin and increased operating expenses, combined with lower year-over-year revenue.

Looking at the tax rate, the Company’s third quarter effective income tax rate was 35.5% compared to 36% in the same quarter last year. This decrease primarily reflects the reinstatement of the Federal Research and Development Tax Credit.

So all in all, net income was $265 million in the third quarter, down 15.3% or $47.8 million from the same period last year. Diluted earnings per share for the third quarter were $1.07, a decrease of 10.8% from the year-ago period.

Moving onto cash flow — the Company’s financial strength in cash flow generation continues to be exceptional. Operating cash flow for the first nine months of the year was $1.37 billion. This compares to $1.28 billion in the first nine months of 2006.

For the first nine months of 2007, depreciation was $153 million and capital expenditures were $139.4 million. This compares to $164.7 million in depreciation and $137.5 million in capital expenditures for the same period in 2006. In response to the current business environment, we have slowed the pace of our planned capital spending for the remainder of the year. For the full year of 2007, we now expect capital expenditures in the range of $250 to $275 million. However this is still an increase over last year. Expenditures related to the construction of the Harley-Davidson Museum and additional power train production capacity are the primary drivers of this increase in capital spending.

Now turning to the retail environment. On a worldwide basis, retail sales of Harley-Davidson motorcycles were down 0.2% for the quarter compared to a year ago, or just under 200 units. In the U.S., retail sales of new Harley-Davidson motorcycles decreased 2.5% in the third quarter of 2007, compared to the same period in 2006. July was exceptionally strong at retail, while August and September were both negative. Overall, we gained share in the third quarter, as the 651-cc motorcycle market decreased 4.4% in the third quarter. On a year-to-date basis through September 30th, retail sales of Harley-Davidson motorcycles in the U.S. are down 4.7%, while the overall 651+-cc motorcycle market decreased 4.4%.

Taking a look outside of the U.S. Overall, our international growth continues with retail sales for the third quarter increasing 8.8%. Europe was once again strong, with a year-over-year sales increase of 10.7%. Japan was up 9.1%. Canada was down 7.7%. And the remaining 45 or so countries where our motorcycles are sold were up a collective 20.8%. Through the first nine months of the year, retail sales of Harley-Davidson motorcycles in our international markets are up 12.9%. This growth is evidence that our investments in our international business are continuing to pay off.

Let me turn to guidance. For the full year of 2007, the Company expects a shipment range of 328,000 to 332,000 Harley-Davidson motorcycles, compared to 349,196 units in 2006. The Company also expects a modest decline in revenue and lower operating margin in 2007. Diluted earnings per share for the full year are expected to decrease 4% to 6% compared to 2006. Looking ahead to 2008, the Company anticipates that the U.S. retail motorcycle market environment will continue to be challenging. It expects moderate revenue growth, lower operating margin, and diluted earnings per share growth between 4% and 7% compared to 2007. With that, I’m going to turn it over to Larry Hund to discuss the Harley-Davidson Financial Services results for the third quarter.

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

Thanks, Tom. Harley-Davidson Financial Services delivered third quarter operating income of $49.5 million, a decrease of $5.7 million or 10.4%, compared to last year’s third quarter. This decrease is primarily due to a lower securitization gain in the third quarter of 2007, versus the prior year.

For the first nine months of 2007, HDFS originated $2.6 billion in retail motorcycle loans, an increase of 13% over the same period in the prior year. Our retail market share in the United States related to new Harley-Davidson motorcycles grew to approximately 56% for the first nine months of 2007, compared to approximately 49% for the first nine months of 2006. Our dealer loyalty program, called Performance Network, which rewards dealers for doing more business with HDFS in our wholesale, retail, and insurance products continues to be very popular and has been a significant factor in driving this market share growth. In addition, the Harley-Davidson Motor Company sponsored promotional campaign on remaining 2007 model year motorcycles, which ran during the months of June and July, also contributed to the higher market share.

As you are aware, this has been a challenging time in the securitization market, given the troubles in the subprime mortgage sector. Securitization issuance has been significantly reduced and costs of securitization funding have increased in all asset classes and for all issuers. Despite these market conditions, we successfully completed our third quarter securitization in late August, and demonstrated the solid reputation that we have built with securitization investors over the last 10 years.

In the third quarter of 2007, HDFS sold $782 million of retail motorcycle loans through securitization, and realized a gain of $3.5 million. This gain is $9.3 million lower than the gain recorded on the securitization of $800 million of retail motorcycle loans in the third quarter of 2006. The gain as a percentage of loans sold decreased to 0.45% for the third quarter 2007 securitization, from 1.6% for the third quarter 2006 securitization. This significantly lower gain percentage is primarily due to a higher percentage of motorcycle loans with lower interest rates and shorter terms but higher than average credit quality in this securitization compared to previous securitizations. This is a direct result of the promotional campaign I mentioned earlier. In addition, market conditions dictated higher costs of securitization funding.

Consistent with previous quarters, HDFS continues to operate in a challenging consumer credit environment. Regarding past-due accounts, the 30-day delinquency rate for managed retail motorcycle loans at the end of the third quarter was 4.91 % compared to 4.46% for the third quarter of 2006. Managed retail loans include both those which we keep and those which we sell through securitization. As expected, credit losses on managed retail motorcycle loans increased in the first nine months of 2007 compared to 2006. Losses totaled 1.65% on an annualized basis, compared to 1.18% for the first nine months of 2006. The increased losses are due to continued pressure on recovery values for repossessed motorcycles as well as a higher incidence of loss, primarily driven by the increase in delinquent accounts.

HDFS continues to take significant actions to manage portfolio quality in this challenging credit environment. We evaluate and adjust our underwriting and pricing on an ongoing basis to make sure we are appropriately balancing risk and return in all credit tiers. We have also upgraded the experience and depth of our collection management team, hired additional portfolio management staff and outsourced a portion of the early stage collection activity. In addition, we have strengthened our capabilities in the areas of fraud management and remarketing of repossessed motorcycles. While this continues to be a difficult credit environment, we believe we are taking appropriate steps to manage through it.

With that, I’ll turn it over to Jim Ziemer, President and CEO of Harley-Davidson Inc.

Jim Ziemer
Harley-Davidson Inc. –CEO, President

Thanks, Larry. You’ve heard from both Larry and Tom about the headwinds Harley-Davidson is currently facing. We’re continuing to proactively manage this more challenging environment. We expect that the actions we’re taking now will have a significant positive impact on our business as we move forward. Let me share some of these with you. As I’ve previously mentioned, late last year we began a major transformation of our North American sales organization to improve the focus of that group on providing greater dealer support and driving retail excellence. Those organizational and system changes are virtually completed at this time. A new allocation system is in place for the 2008 model year across the U.S. dealer network.

We also announced an organizational change last week. The Motor Company has been restructured on the operations side of the business with four new Senior Vice President positions. Those senior functions are manufacturing, worldwide sales, product development and marketing. We believe this restructure will be instrumental in creating stronger alignment towards our growth goals, both short and long term.

Speaking of which, we’ve had good success developing our international business. We’re taking some additional steps to accelerate the growth in those markets. For example, we recently established a wholly-owned subsidiary in Mexico to provide a more consistent sales experience for our customers and grow our distribution there. We just announced last week we were establishing a field sales office in South Africa. We have also split up the Asia Pacific, Latin America sales responsibilities and assigned each of those regions their own senior sales leaders. These markets represent significant future growth opportunities for Harley-Davidson.

And you’ve heard me say that based on our longer-term prospects, we believe we are undervalued at our current share price. And with our exceptional cash flow, the Company has continued to repurchase a significant number of shares. As Tom mentioned, we repurchased 9.7 million shares of our common stock at a cost of $509 million for the quarter. For the first nine months of 2007, the Company repurchased 17.3 million shares for a total of $1 billion. Returning value to the shareholders through share repurchase is not a new activity. In fact, since the beginning of 2005, we repurchased 58 million shares for over $3 billion.

Returning value to the shareholders is not limited to share repurchases. In September, we once again increased the dividend — the second increase this year. In fact, we’ve increased the quarterly dividend 43% in 2007 alone. At our current stock price, our dividend yield is roughly 2.4%. Clearly, we’ve committed to returning value to our shareholders.

So to conclude, this is a challenging time for consumers in the U.S. But all in all, I am optimistic about everything we’ve got going for us. The opportunities in the international markets are impressive, and we have great things in store for our 105th anniversary next year, including the opening of the Harley-Davidson Museum. And at the same time, we’re developing new products and experiences which will continue our leadership position and drive future growth and strength in the Harley-Davidson brand.

Now, I’d like to turn the floor back over to Tom for one final announcement.

Tom Bergmann
Harley-Davidson Inc. – CFO

Great, thanks, Jim. Before I open the floor up for questions, I’d like to announce a change within the Investor Relations department. Mark Van Genderen, who has been the Director of Investor Relations at Harley-Davidson for the last several years, has been promoted to Managing Director, Latin America. In this new role, Mark will be responsible for the revenue, sales objectives, and ongoing development of the Latin American markets for all motorcycles, Parts and Accessories, and General Merchandise. Mark’s ten-year career at Harley-Davidson has included a number of leadership roles, and his experience and knowledge of the business have prepared him well to help deliver continued international growth and expansion in his new position. He will now have an opportunity to lead firsthand our efforts in profitably growing a strategically important region of the world for Harley-Davidson.

Amy Giuffre will replace Mark as Harley-Davidson’s Director of Investor Relations. Amy is an avid rider and has been with Harley-Davidson for nearly 15 years in various marketing, product, and strategic planning roles. For the last two years, she has been Harley-Davidson’s Director of Strategic Planning. Amy earned her B.A. in Journalism from the University of Wisconsin, Madison, and an M.B.A. from Northwestern University’s Kellogg School of Management. You may have met Amy at either our Analyst Day in Milwaukee last February or at Sturgess in August, as she assisted Mark in the production of both of these events. Mark and Amy will be transitioning into their respective new roles over the next several months.

And with that, I would now like to open up the phone lines for questions. Operator? (OPERATOR INSTRUCTIONS)

Analyst

Hi, yes, good morning.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

Good morning.

Analyst

Quick question on SG&A. It looks like — right from the gross margin perspective, things were in pretty good shape — but SG&A rose fairly substantially year-on-year and as a percentage of sales. And I was wondering whether that was just fixed cost absorption or whether there was stepped up marketing that might have had an impact in there as well?

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, Patrick, it’s Tom. There’s a couple things going on. Obviously, with the lower revenue, the percentage of SG&A jumps up. But in addition, operating expenses were up slightly. We had increased spending in some IT related areas. And in addition, we had a little higher spending in some of our worldwide marketing activities, which led to the little higher spending in SG&A percentage for the quarter.

Analyst

And in terms of thinking about it going forward, are some of these factors likely to trail off in subsequent quarters? Or is that kind of a run rate we should be thinking about on a go forward basis?

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, SG&A will bounce around quarter to quarter, depending on different initiatives and what’s happening in the quarter. I think over the long run, we’ve given guidance of lower operating margin for 2007, 2008. We are doing a nice job of controlling our SG&A expenses and really reallocating resources to where we can help build the brand or drive market growth or retail sales. So I think if you look over time, we’ll see continued increases in SG&A, but they’re going to be mainly focused on driving growth or driving our international development.

Analyst

Okay. And on residual values, can you just give us maybe a little bit more color on why they’ve been declining? And I guess I’d also be interested to know, is this more of a — from a P&L point of view, a credit loss issue? Or is that also something you see maybe impacting demand of receivables as well?

Tom Bergmann
Harley-Davidson Inc. – CFO

I’ll start, Patrick, maybe to put context around it. If you look at residual values on motorcycles, you’ve got to go back really to last year and the launch of our 2007 motorcycles, and we came out with the six-speed transmission and the larger engine with that model year launch. And we did see a decline in residual values of motorcycles related to those improvements in technology in the new models. We have seen now over time a stabilization of residual values, so as we’ve had another year of development, and the market stabilized and we’ve had strong used bike sales, we started to see residual values stabilizing.

And for the impact on HDFS and credit losses, I’ll ask Larry to comment.

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

Sure. As you know, when we have trouble with a borrower, we often times repossess that motorcycle and then sell it back to a dealer basically at wholesale. And yes, beginning after the introduction of the 2007 models, we had seen a decrease. The impact of that obviously is to increase our credit losses per unit. And consistent with Tom’s comments, we have seen that drop stabilize as we have gone through 2007 and with the introduction of the 2008 models.

Analyst

Okay. And just in terms of the impact, though, is it more of an issue, again, on the credit loss side? Or is that something that — should it get worse is — associated with also cheaper prices on the securitizations?

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

I would say for the most part it is a credit loss issue. I think our losses as far as the securitization marketplace are within a manageable range. But that would certainly be — the impact would be on the credit losses.

Analyst

Great, thanks a lot, guys.

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

Thank you.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Good morning.

Tom Bergmann
Harley-Davidson Inc. – CFO

Good morning, Craig.

Analyst

Congratulations, Mark and Amy. A couple quick housekeeping questions, first of all. Do you have the share count as of the end of the quarter? And do you plan to securitize and sell the portfolio in Q4?

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, Craig, the share count at the end of the quarter is 241.5 million shares. And if you need the absolute specific down to the last share, I can get that for you later.

Analyst

That’s fine.

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

Regarding securitization in the fourth quarter, we have not finalized our liquidity planning for the fourth quarter. We were pleased to get the transaction we got done in the third quarter, and I think that’s given us a lot of flexibility around liquidity. We use securitization. We also use medium-term notes and commercial paper to finance ourselves. So we haven’t made a final decision on that. If we did do a fourth securitization, it would certainly be significantly smaller than the ones we’ve done in the first three quarters of the year.

Analyst

And as it relates to the new allocation process, can you talk about how that’s working and whether you still need to tweak it?

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, Craig, I’ll comment on it. We rolled out the new allocation system back in July at the dealer show. And overall, the reception of it has been very strong from the dealer network and very positive. It’s now in the field and our regional sales organization are working closer with our dealers. As I talked about before, it’s more forward-looking and it’s more retail driven and it’s really going to give us more flexibility of getting the right products in the right place at the right time. So, it’s in the field, we’re working with it. I think it’s a little bit early to start seeing the real benefits from it. But the good news is, I think the dealers are excited about it, and everybody is embracing it. I think over time, it will really help us drive retail sales as we make sure the dealers have got the right bikes that the customers are demanding.

Analyst

And then lastly, could you talk about the strategy and maybe customer profile behind the XR-1200? And when dealers should expect to receive some of that product? Thanks.

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, the XR-1200, we’ve announced that it’s going to come out in Europe next year, so the product is designed for the European marketplace. It’s got higher horsepower and more of a sport performance features to it. I think it’s a great example of keeping true to the Harley-Davidson tradition in a more performance-oriented motorcycle. We believe it’s going to be very well accepted in the European marketplace. Our dealers are real excited about it. So we’re looking forward to the launch of it.

Analyst

Okay, thanks.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Thank you. A couple housekeeping items up front. Tom, could you give us a little color on the ForEx impact on the quarter, whether it be sales, EBITDA, or net income line? And then also, any — the raw materials that you mentioned, what was that surcharge on the year-over-year basis? That’s kind of the housekeeping items.

Then the start-up issues that you’re experiencing, is that a supplier issue? Is that an internal issue? Some of both? Maybe a little bit more color on that.

Tom Bergmann
Harley-Davidson Inc. – CFO

Sure, Tim. I’ll start. Regarding the foreign exchange benefit or impact for the quarter, if you look — for the Motorcycles and Related Product Segment, the impact on revenue of foreign exchange was positive $17.9 million. The foreign exchange benefit on EBIT was about $7.3 million. And then raw material surcharges still continue to hit us. And we continue to face increasing pressure on commodity charges. So we had a negative raw material cost impact of just over $7 million during the quarter.

Analyst

Okay.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

As for start-up, there’s no doubt that — start-ups are always a challenge. This one was — the 2008 model year was particularly challenged. And that affected a lot of parts of the business. But your question was, what caused it? There’s many different things. As we bring in new technologies and new models, it’s a combination of learning curves and supplier issues and some of the internal issues, too. So some of the stuff that we were doing was truly new R&D, new inventions, whether on our part or some of the suppliers’ parts. So we had a little bit of both.

Analyst

Okay. And, Jim or Tom, whoever would want to address these; your cash is — your cash and marketable securities are down to about roughly $450 million, kind of the lowest in recent history. And definitely you had said that $1 billion was too much, and you’ve brought it down over time. Where is your sort of minimum comfort level, I guess, is one question? And then maybe a little bit more color on cost measures. What type of — given the lower production volumes it appears going forward and more uncertainty; what type of flexibility do you have in both cost of sales and in the SG&A side?

Tom Bergmann
Harley-Davidson Inc. – CFO

All right, I’ll start first addressing your question on the balance sheet on our cash position. You can see — as we talked about, Tim, we were pretty aggressive this year. And in the third quarter of repurchasing shares we really thought it was a great opportunity that — to go in and buy back a significant number of shares where we’re at. So we went in and bought over $500 million in the quarter and we’re up to $1 billion for the year.

I have said over time, there’s no magical number of cash on the balance sheet. We’ve always taken a conservative position, and even at $500 million, I think that is plenty of flexibility to give us to make sure we’ve got the right flexibility for whatever we need to do to invest in the business or return value to shareholders. So I don’t think there’s a magical number regarding cash. But we’re going to do the right thing, either to return value at the right time or to invest in the business properly.

As you go forward and you start thinking about the market environment — and your question around cost control — cost competitiveness and cost control is a major area of focus for the Company. We have initiatives going on where we’re focused on everything starting — you’ve really got to start at the very beginning of our product development cycle and take it all the way down through our SG&A expenses, whether it’s IT or marketing, or so forth and making sure we’re getting the right return on our investment dollars. So I think we have a lot of tools, and I think we’ve got the organization really starting to focus on it. And we’ll continue to do that as we go forward the rest of this year and into 2008, in this challenging business environment that we have.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

There’s no doubt, Tim — Jim Ziemer — that as we continue to plan the business — when we have planned for changes in production — the cost impact is not as severe when you can plan for those things. It’s when you have reductions in your production, or even increases in production, over a short period of time, that has a more dramatic impact.

As for SG&A, whether we’re talking about engineering or marketing, as I mentioned in the preamble, I’ve got a lot of confidence in this business. We’re going to continue to invest in marketing and engineering initiatives because we’ve got a lot of opportunity to continue to grow. So there may be some ability to be flexible, but I think we’re continuing to invest in the business.

Analyst

Okay. And Jim or Tom, do you think the flexibility — again, as you mentioned, it’s a process that takes a couple years because of your R&D planning and the whole pipeline there. Overall, would a goal be to have — I mean, any parameters, 10%, 15% type of flexibility — 5%, in either of those major cost lines?

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, Tim, we really look at all cost lines but I’m not going to give you any specific guidance around cost lines. There are specific targets. Clearly, internally, we need to set targets and we strive for different targets. But it’s not something I want to discuss on a line by line basis. Thanks.

Analyst

Okay, thank you, gentlemen. And congratulations to both Mark and Amy.

Mark Van Genderen
Harley-Davidson Inc. – Director of IR

Thank you.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Great, thanks. Your guidance is unchanged for ‘08, I guess including — talking about revenue being up modestly, and that seems to imply kind of flattish production. And I guess there are a few ways to get your EPS guidance where you could use your balance sheet more aggressively to give you that flexibility that could allow for production cut in ‘08 and still hitting that EPS guidance? But your comment about revenues being up moderately suggests that you don’t — maybe you want to give yourself that flexibility to use share repurchase more aggressively. I wonder if you could comment on that.

And then Operator, I’ve got a follow-up question, so if you could keep my line open, thanks.

Tom Bergmann
Harley-Davidson Inc. – CFO

You’re right, our guidance is unchanged for 2008. I think we have a balance sheet flexibility to do what we think is the right thing to do in how to use that balance sheet flexibility. We’ll continue to manage the environment as we look in 2008, and as Jim mentioned, we’re doing the right — we believe we’re doing the right things around building the brand strength and balancing supply and demand and so forth. So I think we — this year is a good example of using the balance sheet and being aggressive in buying back shares, returning money to shareholders via dividends and so forth. So I think we’re really looking at all the tools we have, including our balance sheet strength and our cash flow generation. And we’ll manage through 2008 appropriately.

Analyst

But, I mean, to put in your guidance that you expect revenues to increase modestly on your P&L, must imply that you’re expecting then moderate growth at the retail level as well?

Jim Ziemer
Harley-Davidson Inc. – CEO, President

I mean, in revenue, there’s many aspects of the business as we point out. In this current quarter, Motor Clothes, General Merchandise, was up significantly. Parts and Accessories was up. Then there’s mix changes and then pricing. So there’s many different things that drive revenue besides just absolute units.

Analyst

It just doesn’t seem to allow flexibility for meaningful production cut, I guess, in ‘08. But — okay.

Tom Bergmann
Harley-Davidson Inc. – CFO

Robin, I think we’re taking a nice, cautious, prudent approach to 2008 and how we see the marketplace and balancing our strong international growth with the U.S. environment we have here. So I feel real good about how we’re looking at 2008.

Analyst

Thanks. Then just the last question, in terms of HDFS, and I know you are not giving guidance on — specifically on what kind of gain on sale to expect going forward; but would it be fair to say that the factors that led to the gain on sale this quarter, those factors are going to continue — in your expectations?

Larry Hund

Harley-Davidson Inc. – CFO, Harley-Davidson Financial Services

Robin, I’d say there were two factors that caused the reduction in the gain. Obviously, one was the Harley-Davidson Motor Company sponsored promotion which drove a lot of shorter term, lower yielding contracts in this securitization. That activity I would not expect to continue in future transactions. The second, obviously — I think we’ll see what happens. If you have disruption in the market it’s caused the higher cost of funding. Traditionally, it’s taken a little bit of time for credit spreads to come back in when you have this type of disruption. So my guess is that second piece may be with us for a little bit longer. We’ll obviously see what the Fed does and what the impact of the markets is.

Analyst

Okay. Great, thank you.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

Thank you.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Hello?

Jim Ziemer
Harley-Davidson Inc. – CEO, President

You are on.

Analyst

Sorry, I must have had it on mute. Actually, two questions. One is going back on the HDFS, or follow-up to that question, how do you record promotions like the ones you did in the quarter on the P&L for the Motor Company and then on the P&L for HDFS? Do you have a expense in cost of goods to account for those promos and then income on HDFS? Or how is that run through the P&L?

Tom Bergmann
Harley-Davidson Inc. – CFO

Joe, that was a Motor Company driven activity with our Stick it to the Man campaign we had. So it’s recorded on the Motor Company P&L. And promotional costs are primarily recorded as a contra revenue and most of that cost was recorded during the second quarter.

Analyst

Okay. And then is it also — it’s an income stream, then, on HDFS, correct?

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

Actually, on the HDFS side, it’s slightly different, because what you have to do is take that amount you receive as promotion and amortize it over the life of the loan. When you turn around and sell that loan through securitization, you then accelerate whatever you received for that fee.

Analyst

Okay. So that would have been netted against the lower gain on sale, basically?

Tom Bergmann
Harley-Davidson Inc. – CFO

That’s right.

Analyst

Okay. Just so I understand it. Secondly, the — can you comment a bit about your international sales overall? They seemed to — the growth rate seems to have slowed now for the last three or four quarters. I’m curious if there’s anything behind that, particularly with the weak dollar in places like Canada, where we’ve actually seen a decline in unit sales this quarter.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

Our international sales have been strong, with the exception this quarter and Canada, and that was getting some product in the right market at the right time issue and not getting them enough 2008. All of our market in international are going against tough comps — last year, the year before, two years in a row, all had double-digit increases. And again, we’re maintaining the increase, even Canada is up for the year, just at — in the third quarter. When we released the 2008‘s, we didn’t get enough to market on time. And that had the big influence there. But we’re experiencing great growth in our markets, as was gone through by Tom Bergmann in the preamble.

Analyst

Okay. So kind of going forward, we should expect high single-digit type of unit growth rate that we’re seeing in the third quarter?

Tom Bergmann
Harley-Davidson Inc. – CFO

We’re not giving specific guidance around the actual growth rate internationally. But as Jim mentioned, we feel pretty strong that we’re well-positioned for good, solid international growth going forward.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

Actually, the international will grow faster than domestic.

Analyst

Great. Okay, thanks, guys.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Great, thanks. A question on inventories. You may have talked about this — but the inventory in the balance sheet up 34%, where would you expect that to be by year end?

Tom Bergmann
Harley-Davidson Inc. – CFO

Greg, it’s Tom. Inventory quarter-to-quarter moves around, again, for different reasons, depending on what’s happening. If you look at the third quarter, our inventory is up pretty significantly. It’s up for probably a few reasons. Finished goods inventory is up in a lot of our international markets, as we’ve talked about. Given the strong growth there, we’ve got to have higher inventory levels to support that strong growth and make sure we’ve got the right motorcycles in the market. So if you look at some of our inventory increases, a lot of it is in Europe. We’ve got inventory increases in Australia, where sales are real strong. Brazil is another market where we’ve seen some inventory increase. All of those inventory increases are really there to support the strong growth that we’re seeing. We also have some increase in our U.S. factories and our raw materials and work in process inventories — various issues. But as we’ve mentioned, some of the production start-up delays, that also increased some of our inventory levels across the factories. But you’ll also notice we did have a pretty significant jump in accounts payable. So we’re doing a good job managing our working capital overall. But it is up pretty substantially for this quarter.

Analyst

Okay. And when you talk to your dealers, how are they categorizing their inventory levels? And where would you like those to be at the end of the year?

Jim Ziemer
Harley-Davidson Inc. – CEO, President

I mean, as I pointed out earlier in the conference call, it’s my commitment to make sure that worldwide inventory — worldwide retail sales exceed our shipments, which means that worldwide inventories will go down for the year. It won’t be any higher than last year. As we talked to the dealers, they are certainly in a better spot than they were the same time last year. And we’ll continue to monitor that. Inventories is not an absolute measure. As we look at it, we look at the market dynamics within each market, and we’re really looking at what bikes are being sold for at MSRP. Our desire is for all bikes to be sold post-MSRP. That is our — the benchmark that we’re using. I would say inventory is a factor in getting there, but it’s not an absolute number.

Analyst

Do you think you’ll be in good shape by year end? Or maybe continue into 2008 with some more reduction?

Jim Ziemer
Harley-Davidson Inc. – CEO, President

We think we’re in a good shape right now. This is why we’ve taken the current actions we have, so we make sure we don’t get it out of balance. So I think we’re in good shape right now.

Analyst

So if it’s in good shape now, shipments should equal retail sales, basically, going forward?

Tom Bergmann
Harley-Davidson Inc. – CFO

Greg, as Jim said, we’ve given the commitment that we’re going to be out there and we’re going to wholesale less than we retail. As you know, it it’s not an exact science. There’s not one specific number with inventory levels. So we’re — we took the action we took on September 7th, really in light of the business environment we’re seeing. And we’re just going to continue to take the right actions and make sure we fulfill the commitment that Jim has made.

Analyst

Okay. Thanks.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Good morning. On the share repurchase program, you did 9.7 million in the third quarter. You’ve got 6.2 million left. That’s about $300 million. It seems to me you normally go for more — so you’re buying it back when you — when you bought it back in the third quarter to pace that’s greater than what you’ve got left in the repurchase agreement. Would you wait — does that determine the maximum amount that you would do in the fourth quarter? And I think you normally wait until the directors meeting for the annual meeting to reauthorize — bring it to the board again. Can you clear that up? Lastly, if you were to use it all up, and get a new one, and you’ve been asked this before, would you leverage the Company to buy shares back?

Tom Bergmann
Harley-Davidson Inc. – CFO

I’ll start, Bob. You’re right, we have 6.2 million shares left on our current board-approved authorization. We also have another authorization in place to offset option exercises. That gives us some more additional flexibility. We have, over time, gone to the board at different times throughout the year, so there’s not any one point in time. Clearly, the board is supportive of our share repurchase activity, so I don’t see an authorization as an issue for us to continue to do the right thing and return value to shareholders.

And regarding the balance sheet, as we talked about a little bit earlier, we used to be anywhere from $1 billion to $1.5 billion cash balances. I think you can see now, we’re now just under $500 million this quarter. I think it shows that we’re willing to do what we think is the right thing and be flexible with our balance sheet and use it appropriately. In this case, in the third quarter, we thought a great use of the cash was to go in and be more aggressive buying back shares. We’ll continue to look at ways of using the balance sheet to build the business and return value to shareholders.

Analyst

Very good. Thanks a lot.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Hi, I just have a couple of questions about HDFS. Can you talk about what’s happened to your reserve for credit losses? Also, when you give your guidance, what kind of gain are you looking for on the portfolio? And then finally, if the securitization market were really to dry up, what would happen to your balance sheet if you couldn’t get them done? Thanks.

Larry Hund
Harley-Davidson Inc. –CFO, Harley-Davidson Financial Services

Sure, let me take those in order. First, on the reserve position — we haven’t disclosed our reserve for the third quarter yet, but what I can tell you is if you have a second quarter 10-Q, it will be consistent with the second quarter, around $27 million. One thing to remember is that that bad debt reserve really covers only the on-balance sheet held for investment receivables, the majority of which are wholesale receivables where we have very, very low credit losses. So we feel very good about the on-balance sheet reserve that we have, at around $27 million.

Secondly, you had asked about — obviously we aren’t going to give guidance going forward on the gain. We’ve talked about the factors that drove the gain to be lower in this quarter.

And then third, we have a very strong credit rating. We’re A-plus, Al with Standard & Poors and Moody’s and we are AA- with Fitch, so we have a lot of avenues that we can use if the securitization market were not available to us. Certainly, accessing the term debt market would be one thing. I think using certain other types of facilities. Obviously, our wholesale receivables are very attractive assets that we currently finance with commercial paper. We could use a different financing source with them. With Harley’s backing, we’ve got a very strong credit rating and a lot of liquidity options out there.

Analyst

Can you talk about the impact on balance sheet and the income statement if you were forced to go to those other avenues? And then on the gain on sale, can we just assume that you’re expecting similar to — as a percent that you saw this quarter?

Tom Bergmann
Harley-Davidson Inc. – CFO

Well, a couple comments. I think we’re not going to get into hypotheticals. As Larry said, we’re not giving guidance on the actual gain percentage. I think Larry’s done a nice job of framing the various issues of why the gain was what it was in the third quarter, and some of the factors that drove that. And then regarding the impact of using some of those other liquidity measures and the impact on the balance sheet would really depend to the extent of what we use them and so forth. But in the big picture of it, if you look at the profitability and the margins that we run at both the gross and operating level, the overall impact of those different liquidity options would not have that significant of an impact on the overall profitability of the Company.

Analyst

Okay, thanks a lot.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Thanks for taking my question. I don’t mean to labor the point on the buy back and the balance sheet flexibility, but I’m just curious to get a little more direction on where you think that the limits lie, in terms of how aggressive you can be with buying back stock, just kind of given the link between your business and the finance business that you need to support with your balance sheet, to some extent, at least.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

I mean, as Tom pointed out before, we’ve certainly have gotten a lot more aggressive than we were before. We’ve worked on what we deemed — what we need for flexibility. We previously had used — had over $1 billion of cash and worked that down to $0.5 billion. We continue to look at the business and balance our issues on flexibility and increasing our dividends and investing in the business. As we go along, we’ll continue to always be examining and look at that. But with the $1 billion we’ve already used in repurchasing stock this year, and significantly increasing dividends, we’re comfortable where we are today, but we’ll continue to revisit that.

Tom Bergmann
Harley-Davidson Inc. – CFO

And, Ed, clearly as we go forward, as Jim said, look at that flexibility. Part of what we have to take into account is the capital structure of the Company and the impact it has on HDFS and their operations and make sure we’re cognizant that we leave them in a strong position of strong financial strength with strong credit ratings to make sure they’ve got the liquidity that they need to continue to grow their business, given some of the growth prospects they have.

Analyst

Okay. Thanks. When you look out over the next few quarters with the finance business and just considering the current environment, do you expect the need for any impairment charges or changes to assumptions on residual income from prior trusts?

Tom Bergmann
Harley-Davidson Inc. – CFO

I guess all I’d say on that is we have a very disciplined process we go through each quarter, where we look at our assumptions on each of our securitization transactions and we make appropriate adjustments at that time. You may recall, we had a modest impairment charge in the first quarter. There was no impairment charge in the second or the third quarter. And we’ll continue with our process going forward of evaluating those assumptions and making adjustments as appropriate.

Analyst

Thanks. Finally, just wanted to ask one follow-up question on the Canadian retail sales decline in the quarter. You mentioned the inability to get enough product out to that market. But was also wondering if you’ve had any instances of Canadian customers buying bikes from U.S. dealers instead of Canadian dealers in an effort to better capture the benefit of a weaker U.S. dollar?

Tom Bergmann
Harley-Davidson Inc. – CFO

Ed, it’s Tom. I think, first of all to keep it in perspective, Canada is still having a very strong year on a year-to-date basis. When you look at the decline, it’s probably about 300 units for the quarter, just to give you perspective around it. So things are going, overall, very strong in Canada. To a great extent, no, I don’t think it’s a big issue of Canadian customers coming into the U.S. and buying it. It really was more related to the issues we had, related to some of our production delays and not having the right inventory in that market during the third quarter.

Analyst

Thanks for the clarity.

Operator

Your next question comes from [name and firm of analyst].

Analyst

Hi, guys. Question on corporate expense; it was significantly lower year-over-year and also lower than we expected. Just wondering what was driving that? And if that’s a run rate we should look at going forward?

Tom Bergmann
Harley-Davidson Inc. – CFO

It’s primarily driven by lower compensation expense and incentive expense this year versus last year.

Analyst

Okay. So assuming you’re heading into a more normalized type of environment, that — we could look at historical levels?

Tom Bergmann
Harley-Davidson Inc. – CFO

Sure.

Analyst

Okay. Regarding the change in Cap Ex, just the cut there, just wondering what you’re sacrificing?

Tom Bergmann
Harley-Davidson Inc. – CFO

I wouldn’t look at it as a matter of sacrificing — sorry, we have some feedback here. It’s not really a matter of sacrificing. I think it’s more a matter of us being proactive. If you look at our return metrics, whether it’s return on invested capital, return on assets, some asset productivity measures, Harley has got some really world-class metrics. A lot of that has been driven through the strong growth we’ve had over the years and smart use of our capital. As we look, going forward, at the business environment we’re in, we’re just doing a better job of prioritizing and looking at how can we continue to drive those high return metrics and really utilize our investment dollars most productively.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

As Tom had pointed out earlier in the call, Cap Ex is higher this year than it was last year, even with a lower estimate for the year. Same time, the two big drivers of that were the museum and expansion at the engine plant. The expansion at the engine plant has been — we’re still doing it — has been spread out over a longer period of time. And that’s had a big impact on the — small reduction we did on the capital expenditures for the year.

Analyst

Okay. And then when you look at your inventory levels in your international markets, that’s a little bit more difficult for all of us to gauge. I was wondering if could you help characterize what those look like?

Tom Bergmann
Harley-Davidson Inc. – CFO

Yes, I think we’re — in almost all markets, we’re in a very good inventory position. And with the strong growth we have in almost all of the markets, I feel very comfortable with the levels we have. Our biggest challenge is to make sure they’ve got enough motorcycles to fulfill the demand that they’re facing in a lot of those markets. So we’re doing a nice job of growing those businesses and we just need to make sure we’ve got the right inventory there to support that growth.

Analyst

Great. Going back to the production hiccups, I’m still trying to understand that — because obviously you guys have ramped up production with much more significant product changes in the past. So I’m just trying to understand what was happening this time that’s just different.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

Like I said before, there was a lot of new products — and products with a lot of features. I’m not going to go into the different feature changes on the different product lines but some of those were, again, new engineering and whether it be internal, external — it crossed many different product lines so it was not just one thing. Obviously, our Rocker Softail is one example where we’ve changed the timing of the introduction to early next year. But there are other things that went on in some of the other product lines. Some of it came from — as a result of suppliers. Some were things that we just continued to test to make sure we’ve got a great introduction of any of the new models.

Analyst

Okay. All right. Thanks a lot.

Operator

Your final question comes from [name and firm of analyst].

Analyst

Good morning. Most of my questions have been answered. But pretty briefly here, I had a couple of quick questions. First, can you talk a little bit about the momentum within the quarter as well as into October? As well as how much, at least quantitatively — I’m sorry, qualitatively, how much of it was due to the economic drop-off versus the really difficult comparisons versus last year — significant product releases?

Tom Bergmann
Harley-Davidson Inc. – CFO

James, as I mentioned during the preamble — during the third quarter, it was different month by month. And July started off real strong as we ran our Stick it to the Man promotion. We had strong July sales. And then we really saw a fall-off, starting in August and saw negative sales in both August and September. I’m not really going to comment, as we normally don’t, going into the fourth quarter. But as we’ve said, on a worldwide basis, we’re expecting negative retail sales for the second half of the year. So we don’t see a real change happening in the fourth quarter. It is our lightest sales — it is one of our lighter sales quarters of the year, so we’ll continue to monitor the situation. But we left the third quarter with a down August and September, and we’ll see where we go in the fourth quarter.

Analyst

Okay, great. Then you talked about how the Rocker is not at retail, you are not expecting that to be in retail until January. Can you talk a little bit more about where we stand with some of the other new bikes, such as the Fat Bob, and how successful you’ve been getting those into the channel? And ultimately, what some of the late releases do to comparisons for the fourth quarter and the first quarter of next year?

Tom Bergmann
Harley-Davidson Inc. – CFO

Sure. When you look at some of the other product that we put out there with this model year lineup — you mentioned Fat Bob. Fat Bob has got a really strong reception from our dealer network and customer base. So that went into the marketplace starting about in the August — late August time frame. So we’re real excited about what’s happening around that product and some of the other 2008 model year features and products that are out there. So overall, the rest of the launch, we’re in good shape, products out there. And we’ll look forward to finishing up the year.

Analyst

Okay. And as I sort of think about the Rocker not coming out until January, obviously your business has become a lot more seasonal. When you think about how that bike is going to sell in relation to whether you got it — if you had gotten it it out in August, as you’d, I assume, originally hoped; do you expect to sell just as many on that bike sort of in the year following that release? Or is that — are the sales of that bike ultimately stunted to some degree?

Tom Bergmann
Harley-Davidson Inc. – CFO

No, I don’t think so. I think that bike is so new in its silhouette and its feature, it’s really a great example of how Harley is leading that whole custom market. So I believe it’s going to continue to be a really strong product once it comes to market at the beginning of next year. So we’re real excited about it. I think, again, the customer reception on it is just tremendous. As executives, we’ve been out to many events over the summer months here, and the reception and the attention it’s gotten from the media as well as firsthand with our customers, we think that’s going to end up being a really strong product for us to help drive some of that custom sales volume next year.

Analyst

Great. Thanks, guys.

Tom Bergmann
Harley-Davidson Inc. – CFO

Thanks, James.

Jim Ziemer
Harley-Davidson Inc. – CEO, President

Thank you for your time this morning. Appreciate your interest and your investment in Harley-Davidson. Now I’ll turn it back over to Mark for some final logistics.

Mark Van Genderen
Harley-Davidson Inc. – Director of IR

Thanks, Jim. Remember that a taped replay of this conference call can be heard by calling 973-341-3080 and entering pin number 924-6059 followed by the pound sign, until October 26th, or by accessing it on the Harley-Davidson website. If you have any questions, please contact me and Amy at Harley-Davidson’s office of Investor Relations at 414-343-8002. Thanks again. Have a great day.

Operator

This does conclude today’s Harley-Davidson conference call. You may now disconnect.

Forward-Looking Statements

The Company intends that certain matters discussed on the conference call and reflected in the written transcript are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement on the conference call will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements on the conference call that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of the conference call. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this written transcript are only made as of the date of the conference call, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted on the conference call depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates, commodity prices and credit availability, (x) manage regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xi) anticipate consumer confidence in the economy, (xii) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xiii) retain and attract talented employees, (xiv) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation and (xv) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.